Exhibit 99.1

GUESS?, INC. REPORTS SECOND QUARTER RESULTS

Q2 Fiscal 2017 GAAP EPS of $0.38, Compared to EPS of $0.21 in Q2 Fiscal 2016; Q2 Fiscal 2017 Adjusted EPS of $0.14

Q2 Fiscal 2017 Revenues were Flat at $545 Million

Provides Q3 Fiscal 2017 EPS Guidance in the Range of $0.11 to $0.16

Updates Full Year EPS Guidance: GAAP EPS in the Range of $0.79 to $0.92; Adjusted EPS in the Range of $0.62 to $0.75

LOS ANGELES, August 24, 2016 - Guess?, Inc. (NYSE: GES) today reported financial results for its second quarter ended July 30, 2016.

Second Quarter Fiscal 2017 Highlights

•	Americas Retail revenues decreased 3% in U.S. dollars and 1% in constant currency; retail comp sales including e-commerce decreased 2% in U.S. dollars and constant currency

•	Europe revenues increased 7% in U.S. dollars and 6% in constant currency

•	Asia revenues decreased 6% in U.S. dollars and 4% in constant currency

•	Americas Wholesale revenues decreased 8% in U.S. dollars and 4% in constant currency

•	Licensing revenues decreased 13% in U.S. dollars and constant currency

•	Operating earnings decreased 41%

•	Announces quarterly cash dividend of $0.225

This press release contains certain non-GAAP, or adjusted, financial measures, which exclude the impact of (i) a gain from the sale of a minority interest investment recorded during the second quarter of fiscal 2017 and (ii) restructuring charges and a related exit tax charge recorded during the first quarter of fiscal 2017. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Second Quarter Fiscal 2017 Results

Victor Herrero, Chief Executive Officer, commented, “We are pleased to deliver second quarter earnings that exceeded our expectations both in earnings per share and operating margin. In Europe, our retail business delivered another strong quarter with comp store sales up in the low-double digits. In the Americas, our retail business in the US and Canada performed in line with our expectations with tourist doors still under-performing the chain. In Asia, we delivered positive comps in Korea, Mainland China and Japan, although Greater China was below our expectations as we continue to build out our infrastructure there and transition the business to a direct model.”

Mr. Herrero continued, “I had highlighted on our prior earnings calls that the first six months of the year would be a transition period. This transition is now behind us and the investments we have made so far are expected to start generating revenue growth for the Company in the third quarter, accelerating into the fourth quarter.”

For the second quarter of fiscal 2017, the Company recorded GAAP net earnings of $32.3 million, a 76.4% increase compared to $18.3 million for the second quarter of fiscal 2016. GAAP diluted earnings per share increased 81.0% to $0.38 for the second quarter of fiscal 2017, compared to $0.21 for the prior-year quarter.

During the second quarter of fiscal 2017, the Company recognized a gain from the sale of a minority interest investment of approximately $22.3 million (or $20.3 million after considering the related tax impact of $2.0 million), or a favorable $0.24 per share impact. Excluding the gain from the sale of the minority interest investment, adjusted net earnings were $12.0 million and adjusted diluted earnings per share was $0.14 during the second quarter of fiscal 2017. The Company estimates the negative impact of currency on diluted earnings per share in the second quarter of fiscal 2017 was approximately $0.04.

Total net revenue for the second quarter of fiscal 2017 decreased 0.2% to $545.0 million, from $546.3 million in the prior-year quarter. In constant currency, total net revenue increased 0.5%. Refer to the accompanying tables for a summary of net revenue by segment as well as information regarding the impact of foreign currency exchange rate fluctuations on the Company’s net revenue.

Operating earnings for the second quarter of fiscal 2017 decreased 40.5% to $15.6 million (including a $0.2 million unfavorable currency translation impact), from $26.2 million in the prior-year quarter. Operating margin in the second quarter decreased 190 basis points to 2.9%, from 4.8% in the prior-year quarter, driven primarily by higher expenses due to retail expansion and the negative impact from currency exchange rate fluctuations, partially offset by lower charges related to legal matters. The negative impact of currency on operating margin for the quarter was roughly 70 basis points.

•
Operating margin for the Company’s Americas Retail segment decreased 300 basis points to negative 0.7% in the second quarter of fiscal 2017, from 2.3% in the prior-year period. The decrease in operating margin was driven by lower gross margins due primarily to more markdowns and the negative impact on the fixed cost structure resulting from negative comparable store sales.

•
Operating margin for the Company’s Europe segment decreased 20 basis points to 8.9% in the second quarter of fiscal 2017, from 9.1% in the prior-year period, due to lower gross margins, partially offset by a lower SG&A rate. The lower gross margins were driven primarily by the unfavorable impact from currency exchange rate fluctuations on product costs and lower initial mark-ups, partially offset by the favorable impact from positive comparable store sales. The lower SG&A rate was due primarily to the favorable impact on the fixed cost structure resulting from positive comparable store sales, partially offset by higher store selling expenses due to retail expansion.

•
Operating margin for the Company’s Asia segment decreased 830 basis points to negative 6.7% in the second quarter of fiscal 2017, from 1.6% in the prior-year period. The decrease in operating margin was due to a higher SG&A rate and lower gross margins driven primarily by higher expenses resulting from expansion in China and overall deleveraging.

•
Operating margin for the Company’s Americas Wholesale segment decreased 390 basis points to 11.2% in the second quarter of fiscal 2017, from 15.1% in the prior-year period, due to lower gross margins and a higher SG&A rate. The lower gross margins were driven primarily by the unfavorable impact from currency exchange rate fluctuations on product costs and lower initial mark-ups. The higher SG&A rate was due primarily to overall deleveraging of expenses.

•	Operating margin for the Company’s Licensing segment increased 140 basis points to 89.9% in the second quarter of fiscal 2017, compared to 88.5% in the prior-year period.

Other net income, which primarily includes a realized gain of $22.3 million from the sale of a minority interest investment, was $27.4 million for the second quarter of fiscal 2017, compared to $3.7 million in the prior-year quarter. The gain from the sale of the minority interest investment has been excluded for purposes of calculating adjusted financial measures for the second quarter of fiscal 2017. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Six-Month Period Results

For the six months ended July 30, 2016, the Company recorded GAAP net earnings of $7.1 million, a 67.2% decrease from $21.6 million for the six months ended August 1, 2015. GAAP diluted earnings per share decreased 68.0% to $0.08 for the six months ended July 30, 2016, from $0.25 for the prior-year period.

During the six months ended July 30, 2016, the Company recognized a gain from the sale of a minority interest investment of approximately $22.3 million which was partially offset by the negative impact from restructuring charges of $6.1 million and a related exit tax charge of $1.9 million (or a combined $14.5 million after considering the net $0.2 million tax benefit resulting from the restructuring charges and the sale of the minority interest investment), or a favorable $0.17 per share impact. Excluding the impact of these items, adjusted net loss was $7.4 million and adjusted diluted loss per share was $0.09 during the six months ended July 30, 2016. The Company estimates the negative impact of currency on diluted earnings per share for the six months ended July 30, 2016 was approximately $0.12.

Total net revenue for the first six months of fiscal 2017 decreased 3.1% to $993.8 million, from $1.03 billion in the prior-year period. In constant currency, total net revenue decreased 2.1%. Refer to the accompanying tables for a summary of net revenue by segment as well as information regarding the impact of foreign currency exchange rate fluctuations on the Company’s net revenue.

GAAP operating loss for the first six months of fiscal 2017 was $13.4 million (including a $1.1 million unfavorable currency translation impact), compared to operating earnings of $30.6 million in the prior-year period, a decrease of $44.0 million. GAAP operating margin in the first six months of fiscal 2017 decreased 430 basis points to negative 1.3%, from 3.0% in the prior-year period, due primarily to the negative impact from business mix, currency exchange rate fluctuations and higher expenses due to retail expansion. The negative impact of currency on operating margin for the first six months of fiscal 2017 was roughly 100 basis points.

Excluding the impact of the restructuring charges, adjusted operating loss was $7.3 million and adjusted operating margin was negative 0.7%, a decrease of 370 basis points compared to the same prior-year period.

•
Operating margin for the Company’s Americas Retail segment decreased 290 basis points to negative 3.3% in the first six months of fiscal 2017, from negative 0.4% in the prior-year period. The decrease in operating margin was driven primarily by lower gross margins and a higher SG&A rate. The lower gross margins were due primarily to the negative impact on the fixed cost structure resulting from negative comparable store sales and more markdowns. The higher SG&A rate was driven primarily by negative impact on the fixed cost structure resulting from negative comparable store sales.

•
Operating margin for the Company’s Europe segment decreased 290 basis points to 1.4% in the first six months of fiscal 2017, from 4.3% in the prior-year period, due to lower gross margins. The lower gross margins were driven primarily by the unfavorable impact from currency exchange rate fluctuations and business mix, partially offset by the favorable impact from positive comparable store sales.

•
Operating margin for the Company’s Asia segment decreased 850 basis points to negative 3.9% in the first six months of fiscal 2017, from 4.6% in the prior-year period. The decrease in operating margin was due to a higher SG&A rate and lower overall gross margins driven primarily by higher expenses resulting from expansion in China, overall deleveraging and the unfavorable impact from business mix.

•
Operating margin for the Company’s Americas Wholesale segment decreased 240 basis points to 14.3% in the first six months of fiscal 2017, from 16.7% in the prior-year period. The decrease in operating margin was due to lower gross margins driven primarily by the unfavorable impact from currency exchange rate fluctuations on product costs and lower initial mark-ups.

•	Operating margin for the Company’s Licensing segment increased 180 basis points to 90.6% in the first six months of fiscal 2017, compared to 88.8% in the prior-year period.

Other net income, which primarily includes a realized gain of $22.3 million from the sale of a minority interest investment, was $26.3 million for the first six months of fiscal 2017, compared to $6.3 million in the prior-year period. The gain from the sale of the minority interest investment has been excluded for purposes of calculating adjusted financial measures for the first six months of fiscal 2017. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Dividends

The Company’s Board of Directors has approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on September 23, 2016 to shareholders of record at the close of business on September 7, 2016.

Outlook

The following guidance assumes that foreign currency exchange rates remain at prevailing rates:

The Company’s expectations for the third quarter of fiscal 2017 ending October 29, 2016, are as follows:

•
Consolidated net revenues are expected to increase between 5.0% and 8.0% in U.S. dollars. Currency tailwinds are expected to positively impact consolidated revenue growth by approximately 0.5%. Excluding the impact of currency, consolidated net revenues are expected to increase between 4.5% and 7.5% in constant currency.

•	Operating margin is expected to be between 3.5% and 4.5% and includes 30 basis points of currency headwind.

•	Diluted earnings per share are expected to be in the range of $0.11 to $0.16. Currencies are not expected to have any material impact on earnings per share for the third quarter.

The Company updated its outlook for the fiscal year ending January 28, 2017, which is now as follows:

•
Consolidated net revenues are expected to increase between 3.0% and 5.0% in U.S. dollars. Currency tailwinds are expected to positively impact consolidated revenue growth by approximately 0.5%. Excluding the impact of currency, consolidated net revenues are expected to increase between 2.5% and 4.5% in constant currency.

•	GAAP operating margin is expected to be between 3.5% and 4.5% and includes 50 basis points of currency headwind; Adjusted operating margin is expected to be between 4.0% and 5.0%.

•
GAAP diluted earnings per share are expected to be in the range of $0.79 to $0.92. The estimated impact on earnings per share of the currency headwinds is approximately $0.11. Adjusted diluted earnings per share are expected to be in the range of $0.62 to $0.75.

During the first six months of fiscal 2017, the Company recognized a gain related to the sale of its minority interest equity holding in a privately-held boutique apparel company. The Company also initiated a global cost reduction and restructuring plan to better align its global cost and organizational structure with its current strategic initiatives which resulted in restructuring charges and a related exit tax charge incurred during the first six months of fiscal 2017. The Company’s adjusted outlook for the full year excludes the impact of these items recorded in the first six months of fiscal 2017, where applicable. The Company’s expectations for the third quarter ending October 29, 2016, and the Company’s adjusted and GAAP outlook for the fiscal year ending January 28, 2017, also exclude the impact of any restructuring charges that may be recorded in the remainder of fiscal 2017.

On a segment basis, the Company expects the following ranges for percentage changes for comparable store sales (“comps”) and net revenue in U.S. dollars and constant currency compared to the same prior-year period:

Outlook by Segment[1]

	Third Quarter of Fiscal 2017		Fiscal Year 2017

	U.S. Dollars	Constant Currency[2]	U.S. Dollars	Constant Currency[2]

Americas Retail:
Comps	down MSD to LSD	down MSD to LSD	down LSD	down LSD
Net Revenue	down LSD	down LSD	down LSD	down LSD

Europe:
Comps	__	up HSD to LDD	__	up HSD to LDD
Net Revenue	up high-teens to low twenties	up high-teens	up mid-teens	up LDD

Asia:
Net Revenue	up low-teens to high-teens	up LDD to mid-teens	up MSD to HSD	up MSD to HSD

Americas Wholesale:
Net Revenue	up LSD	up MSD	roughly flat	up LSD

Licensing:
Net Revenue	down HSD	__	down HSD	__

Notes
1
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as “adjusted” results (to exclude the impact of a gain from the sale of a minority interest investment, restructuring charges, related exit tax charge and tax impacts incurred during the three and six months of fiscal 2017, where applicable), constant currency financial information and free cash flow measures. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items, where applicable, from its adjusted financial measures primarily because it does not believe such items reflect the Company’s ongoing operating results or future outlook. The Company believes that these adjusted financial measures are useful as an additional means for investors to evaluate the comparability of the Company’s operating results when reviewed in conjunction with the Company’s GAAP financial statements. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable store sales and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings per share for our actual and forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less purchases of property and equipment. Free cash flows is not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on August 24, 2016 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of July 30, 2016, the Company directly operated 873 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 765 additional retail stores worldwide. As of July 30, 2016, the Company and its licensees and distributors operated in more than 95 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects and strategic initiatives (including those identified by our Chief Executive Officer, Victor Herrero), as well as guidance for the third quarter and full year of fiscal 2017, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “goal,” “strategy,” “believe,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and respond to consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; our ability to successfully or timely implement plans for cost and workforce reductions; changes to our short or long-term strategic initiatives; unexpected obligations arising from new or existing litigation, tax and other regulatory proceedings; accounting adjustments identified from subsequent events arising after issuance of this release; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in Eastern Europe, Southern Europe and Asia (particularly China and Korea). In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	July 30, 2016		August 1, 2015		July 30, 2016		August 1, 2015
	$	%	$	%	$	%	$	%

Product sales	$523,008	96.0%	$520,937	95.4%	$949,476	95.5%	$973,896	95.0%
Net royalties	21,951	4.0%	25,327	4.6%	44,298	4.5%	51,192	5.0%
Net revenue	544,959	100.0%	546,264	100.0%	993,774	100.0%	1,025,088	100.0%

Cost of product sales	359,327	65.9%	348,147	63.7%	665,383	67.0%	661,486	64.5%

Gross profit	185,632	34.1%	198,117	36.3%	328,391	33.0%	363,602	35.5%

Selling, general and administrative expenses	170,055	31.2%	171,916	31.5%	335,709	33.7%	333,048	32.5%
Restructuring charges	—	0.0%	—	0.0%	6,083	0.6%	—	0.0%

Earnings (loss) from operations	15,577	2.9%	26,201	4.8%	(13,401)	(1.3%)	30,554	3.0%

Other income (expense):
Interest expense	(458)	(0.1%)	(729)	(0.1%)	(978)	(0.1%)	(1,164)	(0.1%)
Interest income	251	0.0%	239	0.1%	902	0.1%	511	0.0%
Other income, net	27,390	5.0%	3,708	0.6%	26,292	2.6%	6,334	0.6%

Earnings before income tax expense	42,760	7.8%	29,419	5.4%	12,815	1.3%	36,235	3.5%

Income tax expense	10,593	1.9%	10,940	2.0%	5,802	0.6%	13,769	1.3%

Net earnings	32,167	5.9%	18,479	3.4%	7,013	0.7%	22,466	2.2%

Net earnings (loss) attributable to noncontrolling interests	(102)	(0.0%)	190	0.1%	(78)	(0.0%)	836	0.1%

Net earnings attributable to Guess?, Inc.	$32,269	5.9%	$18,289	3.3%	$7,091	0.7%	$21,630	2.1%

Net earnings per common share attributable to common stockholders:

Basic	$0.38		$0.21		$0.08		$0.25
Diluted	$0.38		$0.21		$0.08		$0.25

Weighted average common shares outstanding attributable to common stockholders:

Basic	83,621		85,004		83,567		84,985
Diluted	83,863		85,290		83,809		85,132

Effective tax rate	24.8%		37.2%		45.3%		38.0%

Adjusted earnings (loss) from operations[1]:	$15,577	2.9%			$(7,318)	(0.7%)

Adjusted net earnings (loss) attributable to Guess?, Inc.[1]:	$11,955	2.2%			$(7,416)	(0.7%)

Adjusted diluted earnings (loss) per common share attributable to common stockholders[1]:	$0.14				$(0.09)

Adjusted effective tax rate[1]	42.1%				(121.7%)

Notes:
1
The adjusted results reflect the exclusion of a gain on sale of a minority interest investment, restructuring charges, related exit tax charge and tax impacts recorded during the three and six months ended July 30, 2016, where applicable. No adjustments have been made to the same prior-year periods. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP earnings (loss) from operations to adjusted earnings (loss) from operations, reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings (loss) attributable to Guess?, Inc. and reported GAAP income tax expense to adjusted income tax expense for the three and six months ended July 30, 2016.

	Three Months Ended		Six Months Ended
	July 30, 2016		July 30, 2016
		% of		% of
	$	Revenues	$	Revenues

Reported GAAP earnings (loss) from operations	$15,577	2.9%	$(13,401)	(1.3%)
Restructuring charges[1]	—		6,083

Adjusted earnings (loss) from operations	$15,577	2.9%	$(7,318)	(0.7%)

Reported GAAP net earnings attributable to Guess?, Inc.	$32,269	5.9%	$7,091	0.7%

Restructuring charges[1]	—		6,083

Gain on sale of a minority interest investment[2]	(22,279)		(22,279)

Income tax adjustments[3]	1,965		(222)
Exit tax charge[4]	—		1,911

Total adjustments affecting net earnings attributable to Guess?, Inc.	(20,314)		(14,507)

Adjusted net earnings (loss) attributable to Guess?, Inc.	$11,955	2.2%	$(7,416)	(0.7%)

Reported GAAP income tax expense	$10,593		$5,802

Total income tax adjustments[3]	(1,965)		222
Exit tax charge[4]	—		(1,911)

Total income tax effect	(1,965)		(1,689)

Adjusted income tax expense	$8,628		$4,113

Adjusted effective tax rate	42.1%		(121.7%)

Notes:
1
During the first six months of fiscal 2017, the Company initiated a global cost reduction and restructuring plan to better align its global cost and organizational structure with its current strategic initiatives which resulted in restructuring charges, mainly related to cash-based severance costs, incurred during the six months ended July 30, 2016. The restructuring charges were recorded during the three months ended April 30, 2016.

2	The Company recognized a gain related to the sale of its minority interest equity holding in a privately-held boutique apparel company during the three and six months ended July 30, 2016.

3
The income tax effect of the restructuring charges was based on the Company’s assessment of deductibility using the statutory tax rate of the tax jurisdiction in which the charges were incurred. The income tax effect on the gain on sale of the minority interest investment was based on the impact of the transaction on the effective tax rate.

4
As a result of the global cost reduction and restructuring plan, the Company incurred an estimated exit tax charge related to its reorganization in Europe during the six months ended July 30, 2016. The estimated exit tax charge was recorded during the three months ended April 30, 2016.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Six Months Ended
	July 30,	August 1,	%	July 30,	August 1,	%
	2016	2015	change	2016	2015	change

Net revenue:
Americas Retail	$226,550	$232,456	(3%)	$430,711	$446,705	(4%)
Europe	213,467	199,375	7%	348,847	336,772	4%
Asia	53,247	56,745	(6%)	107,376	120,780	(11%)
Americas Wholesale	29,744	32,361	(8%)	62,542	69,639	(10%)
Licensing	21,951	25,327	(13%)	44,298	51,192	(13%)
	$544,959	$546,264	(0%)	$993,774	$1,025,088	(3%)

Earnings (loss) from operations:
Americas Retail	$(1,614)	$5,244	(131%)	$(14,215)	$(1,965)	(623%)
Europe	19,033	18,186	5%	4,948	14,518	(66%)
Asia	(3,546)	887	(500%)	(4,215)	5,500	(177%)
Americas Wholesale	3,339	4,872	(31%)	8,950	11,619	(23%)
Licensing	19,733	22,415	(12%)	40,148	45,440	(12%)
Corporate Overhead	(21,368)	(25,403)	(16%)	(42,934)	(44,558)	(4%)
Restructuring Charges	—	—		(6,083)	—
	$15,577	$26,201	(41%)	$(13,401)	$30,554	(144%)

Operating margins:
Americas Retail	(0.7%)	2.3%		(3.3%)	(0.4%)
Europe	8.9%	9.1%		1.4%	4.3%
Asia	(6.7%)	1.6%		(3.9%)	4.6%
Americas Wholesale	11.2%	15.1%		14.3%	16.7%
Licensing	89.9%	88.5%		90.6%	88.8%

Total Company including restructuring charges	2.9%	4.8%		(1.3%)	3.0%
Total Company before restructuring charges	2.9%	4.8%		(0.7%)	3.0%

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	July 30, 2016			August 1, 2015	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$226,550	$2,708	$229,258	$232,456	(3%)	(1%)
Europe	213,467	(1,418)	212,049	199,375	7%	6%
Asia	53,247	1,298	54,545	56,745	(6%)	(4%)
Americas Wholesale	29,744	1,370	31,114	32,361	(8%)	(4%)
Licensing	21,951	—	21,951	25,327	(13%)	(13%)
	$544,959	$3,958	$548,917	$546,264	(0%)	0%

	Six Months Ended
	July 30, 2016			August 1, 2015	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$430,711	$5,732	$436,443	$446,705	(4%)	(2%)
Europe	348,847	(3,228)	345,619	336,772	4%	3%
Asia	107,376	4,305	111,681	120,780	(11%)	(8%)
Americas Wholesale	62,542	3,325	65,867	69,639	(10%)	(5%)
Licensing	44,298	—	44,298	51,192	(13%)	(13%)
	$993,774	$10,134	$1,003,908	$1,025,088	(3%)	(2%)

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	July 30,	January 30,	August 1,
	2016	2016	2015[1]

ASSETS

Cash and cash equivalents	$415,499	$445,480	$470,946

Receivables, net	201,260	222,359	198,735

Inventories	379,748	311,704	335,460

Other current assets	55,831	56,709	65,908

Property and equipment, net	271,512	255,344	241,579

Other assets	251,166	247,152	250,984

Total Assets	$1,575,016	$1,538,748	$1,563,612

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and capital lease obligations	$555	$4,024	$4,840

Other current liabilities	337,921	323,035	314,376

Long-term debt	23,639	2,318	2,057

Other long-term liabilities	181,159	172,826	178,541

Redeemable and nonredeemable noncontrolling interests	17,110	18,070	17,345

Guess?, Inc. stockholders’ equity	1,014,632	1,018,475	1,046,453

Total Liabilities and Stockholders’ Equity	$1,575,016	$1,538,748	$1,563,612

Notes
1
As a result of the adoption of new authoritative guidance during fiscal 2016 which requires that all deferred tax liabilities and assets be classified as long-term on the balance sheet, other current assets and other assets at August 1, 2015 were adjusted to reflect the reclassification of deferred tax assets for $19.1 million from current to long-term.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	July 30,	August 1,
	2016	2015

Net cash provided by (used in) operating activities	$(17,608)	$56,736

Net cash used in investing activities	(839)	(17,227)

Net cash used in financing activities	(23,202)	(44,443)

Effect of exchange rates on cash and cash equivalents	11,668	(7,603)

Net change in cash and cash equivalents	(29,981)	(12,537)

Cash and cash equivalents at the beginning of the year	445,480	483,483

Cash and cash equivalents at the end of the period	$415,499	$470,946

Supplemental information:

Depreciation and amortization	$34,049	$36,443

Rent	$128,485	$129,611

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
(in thousands)

	Six Months Ended
	July 30,	August 1,
	2016	2015

Net cash provided by (used in) operating activities	$(17,608)	$56,736

Less: Purchases of property and equipment	(44,223)	(24,963)

Free cash flow	$(61,831)	$31,773

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

		As of July 30, 2016		As of August 1, 2015
		Total	Directly Operated	Total	Directly Operated
Region		Stores	Stores	Stores	Stores

	United States	342	341	342	342

	Canada	109	109	114	114

	Central and South America	94	47	95	43

	Total Americas	545	497	551	499

	Europe and the Middle East	598	295	594	266

	Asia	495	81	478	50

		1,638	873	1,623	815

Guess?, Inc. and Subsidiaries
Directly Operated Retail Store Data
U.S. and Canada

	Six Months Ended
	July 30,	August 1,
	2016	2015

Number of stores at the beginning of the year	455	481

Store openings	5	4

Store closures	(10)	(29)

Number of stores at the end of the period	450	456

Total store square footage at the end of the period	2,193,000	2,194,000

Guess?, Inc. and Subsidiaries
Americas Retail Net Revenue
(dollars in thousands)

	Three Months Ended			Six Months Ended
	July 30,	August 1,	%	July 30,	August 1,	%
	2016	2015	change	2016	2015	change
Net revenue:

Retail stores	$207,459	$214,224	(3.2%)	$391,409	$410,261	(4.6%)

E-commerce sites	19,091	18,232	4.7%	39,302	36,444	7.8%

Total	$226,550	$232,456	(2.5%)	$430,711	$446,705	(3.6%)

Guess?, Inc. and Subsidiaries
Retail Store Change in Comparable Store Sales
U.S. and Canada

	Three Months Ended		Six Months Ended
	July 30, 2016		July 30, 2016
	U.S. Dollars	Constant Currency	U.S. Dollars	Constant Currency

Excluding e-commerce sales	(3.2%)	(2.4%)	(4.4%)	(3.4%)

Impact of e-commerce sales	0.7%	0.8%	1.1%	1.1%

Including e-commerce sales	(2.5%)	(1.6%)	(3.3%)	(2.3%)